Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports October Sales Of $204.8 Million

Same Store Sales Decrease 12%

Updates Third Quarter EPS Guidance

Pittsburgh - November 6, 2008 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended November 1, 2008 decreased 3% to $204.8 million, compared to $210.2 million for the four weeks ended November 3, 2007. Comparable store sales decreased 12% for the month, compared to a 3% decrease for the same period last year.

Total sales for the third quarter ended November 1, 2008 increased 1% to $754.0 million, compared to $744.4 million last year. Comparable store sales decreased 7% for the third quarter period compared to the same period last year.

Total sales for the year-to-date nine month period ended November 1, 2008 increased 1% to $2.083 billion, compared to $2.060 billion for the nine month period ended November 3, 2007. Comparable stores sales decreased 7% for the year-to-date period compared to the same period last year.

Based on October sales and operating results, the company now expects third quarter EPS to be approximately $0.30 compared to $0.45 last year. This guidance does not include the impact of an other-than-temporary impairment charge relating to auction rate securities. The amount of that charge will be included in a Form 8-K filing, when the valuation is complete.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce third quarter earnings on Tuesday, November 25th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 1-877-407-0789. The call can also be accessed through ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 958 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 111 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 27 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  ae.com, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's third quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300